ACTUANT ANNOUNCES PLANNED ISSUANCE OF SENIOR NOTES

MILWAUKEE, WI, June 1, 2007 -- Actuant Corporation (NYSE:ATU) today announced that it intends to offer $250 million in aggregate principal amount of senior notes due in 2017 in a private placement, subject to market and other conditions.

The Company expects the offering will be completed in June 2007. The issuance of the notes will be subject to customary closing conditions. The Company will use the net proceeds from the offering to refinance a portion of its senior credit facility and to pay certain transaction costs and expenses.

The senior notes have not been registered under the Securities Act of 1933, amended, and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. Accordingly, the notes are being offered and sold only (a) to “qualified institutional buyers” (as defined in Rule 144A under the Securities Act) and (b) outside the United States, to non-U.S. persons in compliance with Regulation S under the Securities Act.

This press release shall not constitute an offer to sell or a solicitation of an offer to purchase any of the securities and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

About Actuant

Actuant, headquartered in Butler, Wisconsin, is a diversified industrial company with operations in more than 30 countries. The Actuant businesses are market leaders in highly engineered position and motion control systems and branded hydraulic and electrical tools and supplies. Since its creation through a spin-off in 2000, Actuant has grown its sales from $482 million to over $1.3 billion and its market capitalization from $113 million to over $1.3 billion. The Company employs a workforce of more than 6,700 worldwide. Actuant Corporation trades on the NYSE under the symbol ATU. For further information on Actuant and its business units, visit the Company's website at www.actuant.com.

Safe Harbor

This news release contains forward-looking statements concerning Actuant’s proposed senior notes offering. The terms of, and Actuant’s ability to complete, this transaction will depend upon prevailing market conditions and other factors. The forward-looking statements are subject to these and other risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.